Exhibit 99.1

Five Prime Therapeutics Doses First Cohort of Subjects in Phase 1 Study of FPA008

SOUTH SAN FRANCISCO, CA – October 31, 2013 (GLOBE NEWSWIRE) - Five Prime Therapeutics, Inc. (NASDAQ: FPRX), a clinical-stage biotechnology company focused on discovering and developing novel protein therapeutics for cancer and inflammatory diseases, today announced that the company has completed dosing of the first cohort of healthy volunteer subjects in its Phase 1 clinical trial of FPA008. Five Prime is developing FPA008, its proprietary monoclonal antibody that inhibits colony stimulating factor-1 receptor (CSF1R), to treat patients with inflammatory diseases, including rheumatoid arthritis (RA). Five Prime is conducting the clinical trial initially in healthy volunteer subjects in the Netherlands under a Clinical Trial Application (CTA).

“FPA008 offers the potential for an exciting and differentiated approach to the treatment of inflammatory diseases. In nonclinical studies, FPA008 meaningfully reduces the production of multiple inflammatory factors, such as tumor necrosis factor, interleukin-6 and interleukin-1, by activated macrophages and monocytes, and directly inhibits the bone-eroding activity of osteoclasts,” said Mark C. Genovese, M.D., Professor of Medicine and Co-Chief of the Division of Immunology and Rheumatology at Stanford University Medical Center. “Despite the number of approved therapies currently available for patients with RA, there remains a pressing need for more effective treatments with novel mechanisms of action.”

The Phase 1 clinical trial is a randomized, double-blind, placebo-controlled, single- and multiple-ascending dose study of FPA008 in both healthy volunteers and subjects with active RA. The primary endpoint of the trial is safety, with secondary endpoints including pharmacokinetics (PK) and pharmacodynamics. Five Prime will conduct the Phase 1 clinical trial in three parts. The first two parts of the Phase 1 will assess single ascending doses (SAD) and then multiple ascending doses (MAD) of FPA008 in healthy volunteer subjects. In the third part of the Phase 1, Five Prime will assess FPA008 versus a placebo control in patients with RA who have active disease. In all three parts of the study, safety, PK, and biomarkers will be assessed. Five Prime expects to complete dosing of the healthy volunteer portion of the Phase 1 clinical trial of FPA008 in the second half of 2014 and progress to dosing in RA patients by the end of 2014. Five Prime anticipates having preliminary healthy volunteer data from the first two parts of the Phase 1 by the end of 2014.

“With the initiation of this study we now have two biologic products in clinical development in our key therapeutic areas of cancer and inflammation,” said Lewis T. “Rusty” Williams, M.D., Ph.D., President and CEO of Five Prime. “FPA008 was engineered based on a discovery that we made using our proprietary human protein library and screening technology to identify a novel cytokine, interleukin-34, and the subsequent identification of its receptor, CSF1R, using our receptor-ligand matching technology.”

For more information on Five Prime’s Phase 1 study of FPA008, please see:

http://clinicaltrials.gov/ct2/show/NCT01962337?term=FPA008&rank=1

About FPA008

FPA008 is a humanized monoclonal antibody being developed to treat patients with RA. FPA008 binds to the colony stimulating factor-1 receptor, or CSF1R, and inhibits signaling induced by the two known ligands of CSF1R, colony stimulating factor-1 (CSF-1) and interleukin-34 (IL-34), a cytokine discovered at Five Prime. By inhibiting CSF1R activation, FPA008 prevents the production by activated monocytes and macrophages of multiple inflammatory factors, including tumor necrosis factor, interleukin-6 (IL-6) and interleukin-1 (IL-1) that are individually targeted by approved therapeutics. Five Prime has also shown that FPA008 directly inhibits bone-destroying cells called osteoclasts in preclinical studies, unlike currently marketed drugs for RA. In addition to RA, FPA008 has the potential to treat patients with other inflammatory diseases, including lupus nephritis, psoriatic arthritis, ankylosing spondylitis, fibrosis, inflammatory bowel disease and multiple sclerosis.

About Rheumatoid Arthritis

An estimated 1.5 million adults in the US are living with RA. RA is an autoimmune, systemic inflammatory disease which affects the lining of joints (synovial membrane), but can also affect other organs of the body in its more severe forms. The inflammation is primarily seen in the small joints of the hands and feet, although RA can affect any joint in the body. In addition to pain, swelling, and stiffness, RA can result in significant disability in as many as fifty percent of patients, caused by progressive or uncontrolled inflammation of the joint lining, with ensuing cartilage destruction and even bone erosion. The goal of treatment in RA is to decrease pain, swelling and morning stiffness, as well as to control disease activity and prevent long-term structural joint damage.

About Five Prime

Five Prime is a clinical-stage biotechnology company focused on discovering and developing novel protein therapeutics for cancer and inflammatory diseases. Five Prime has developed a library of more than 5,600 human extracellular proteins. Five Prime screens this comprehensive library with its proprietary high-throughput protein screening technologies to identify new targets for protein therapeutics.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements about the timing of receipt of preliminary healthy volunteer clinical data from the Phase 1 clinical trial of FPA008 and the potential of FPA008 to treat patients with inflammatory diseases, including RA. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies or lower than expected enrollment rates in the Phase 1 clinical trial. Other factors that may cause Five Prime’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section of Five Prime’s Prospectus filed pursuant to Rule 424(b)(4) on September 18, 2013 with the U.S. Securities and Exchange Commission. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contact:

Amy Kendall

Corporate Communications

415-365-5776

amy.kendall@fiveprime.com